NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:

Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169	For Immediate Release

Everest Re Group Reports Record Earnings for the First Quarter 2007

HAMILTON, Bermuda – April 23, 2007 -- Everest Re Group, Ltd. (NYSE: RE) reported record first quarter after-tax operating income1, which excludes realized capital gains and losses, of $267.9 million, or $4.13 per diluted share, a 69.7% increase compared to $157.9 million, or $2.41 per diluted share, in the first quarter of 2006. First quarter 2007 net income increased 76.7% to $297.6 million, or $4.59 per diluted share, compared to $168.4 million, or $2.57 per diluted share in the first quarter of 2006. Operating income differs from net income only by the exclusion of realized gains and losses on investments.

Operating highlights for the first quarter of 2007 included the following:

•

The GAAP combined ratio in the first quarter was 82.4% compared to 94.5% in the same period last year. Continued favorable underwriting year trends coupled with the lack of significant catastrophe loss activity, which impacted 2006, contributed to these strong results. Pre-tax catastrophe losses totaled $34.0 million for the first quarter of 2007 compared to $68.4 million in the first quarter of last year.

•

The Company recorded $7.8 million of net favorable prior year loss reserve development during the first quarter of 2007 compared to $80.4 million of net prior year adverse loss development in the first quarter of 2006. During 2007, the Company incurred $59.7 million of additional development on a run-off credit program which was more than offset by favorable development on other classes of business.

•	Gross premiums written were $1.02 billion, a 3.6% decline compared to $1.06 billion in the first quarter of 2006. The decline was largely driven by reduced writings in the U.S. casualty and specialty reinsurance classes of business mitigated somewhat by continued growth in the U.S. property reinsurance book.

•	Net investment income increased by 7.4% to $155.8 million as compared to $145.0 million in 2006.
•

Cash flow from operations was $162.3 million for the period as compared to $161.6 million in 2006. These include catastrophe loss payouts of $141.2 million and $264.9 million, respectively, for the three months ended March 31, 2007 and 2006.

•	The annualized operating income return on average shareholders’ equity was 21.0% and the annualized net income return was 23.3%.
•

Despite $181 million of share repurchases, shareholders equity grew from $5.1 billion to $5.2 billion during the quarter. Book value per share stood at $82.18 as of March 31 up from $78.53 as of year end 2006, an increase of 4.6% for the quarter.

•

Since year end 2006, the Company has repurchased 2.1 million shares at an average price of $95.32. The total cost of the repurchased shares is $200 million, $19 million of which was purchased after the close of the quarter. The repurchases were made pursuant to a 5 million share repurchase authorization provided by the Company’s Board of Directors, leaving 2.9 million shares available under the authorization.

Commenting on the Company’s results, Chairman and Chief Executive Officer, Joseph V. Taranto said, “We are extremely pleased with the results we have achieved thus far this year. The strength of our operations affords us the flexibility to sustain the financial strength of the organization while also returning cash to our shareholders in the form of increased dividends and share repurchases. During the quarter, we repurchased 3% of our outstanding shares underscoring our commitment to increasing shareholder value.”

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

A conference call discussing the second quarter results will be held at 8:30 a.m. Eastern Time on April 24, 2007. The call will be available on the Internet through the Company’s web site or at www.streetevents.com.

Recipients are encouraged to visit the Company’s web site to view supplemental financial information on the Company’s results. The supplemental information is located at www.everestre.com in the “Financial Reports” section of the “Investor Center”. The supplemental financial information may also be obtained by contacting the Company directly.

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1 The Company generally uses after-tax operating income, a non-GAAP financial measure, to evaluate its performance. After-tax operating income consists of net income excluding after-tax realized gains (losses) as the following reconciliation displays:

	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2007		2006
	(unaudited)
	amount	per diluted share	amount	per diluted share
Net income	$297,582	$4.59	$168,396	$2.57
After-tax realized gains	29,659	0.46	10,524	0.16

After-tax operating income	$267,923	$4.13	$157,872	$2.41

Although realized capital gains (losses) are an integral part of the Company’s insurance operations, the determination of realized capital gains (losses) is independent of the insurance underwriting process. The Company believes that the level of realized gains (losses) for any particular period is not indicative of the performance of the underlying business in that particular period. Providing only a GAAP presentation of net income makes it more difficult for users of the financial information to evaluate the Company’s success or failure in its basic business, and may lead to incorrect or misleading assumptions and conclusions. The Company understands that the equity analysts who follow the Company focus on after-tax operating income in their analyses for the reasons discussed above. The Company provides after-tax operating income to investors so that they have what management believes to be a useful supplement to GAAP information concerning the Company’s performance.

--Financial Details to Follow--

3

EVEREST RE GROUP, LTD. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
	Three Months Ended March 31,
(Dollars in thousands, except per share amounts)	2007	2006
	(unaudited)
REVENUES:
Premiums earned	$1,004,729	$1,021,790
Net investment income	155,796	145,026
Net realized capital gains	40,892	13,601
Net derivative (expense) income	(2,768)	3,879
Other income (expense)	3,665	(6,607)

Total revenues	1,202,314	1,177,689

CLAIMS AND EXPENSES:
Incurred losses and loss adjustment expenses	565,768	698,943
Commission, brokerage, taxes and fees	225,655	237,502
Other underwriting expenses	36,060	29,014
Interest expense on senior notes	7,789	7,786
Interest expense on junior subordinated debt	9,362	9,362
Amortization of bond issue costs	235	235
Interest and fee expense on credit facilities	77	97

Total claims and expenses	844,946	982,939

INCOME BEFORE TAXES	357,368	194,750
Income tax expense	59,786	26,354

NET INCOME	$297,582	$168,396

Other comprehensive loss, net of tax	(3,182)	(53,293)

COMPREHENSIVE INCOME	$294,400	$115,103

PER SHARE DATA:
Average shares outstanding (000's)	64,172	64,622
Net income per common share - basic	$4.64	$2.61

Average diluted shares outstanding (000's)	64,763	65,437
Net income per common share - diluted	$4.59	$2.57

EVEREST RE GROUP, LTD. CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
(Dollars in thousands, except par value per share)	2007	2006
	(unaudited)
ASSETS:
Fixed maturities - available for sale, at market value
(amortized cost: 2007, $9,954,768; 2006, $10,210,165)	$10,063,386	$10,319,850
Equity securities - available for sale, at market value (cost: 2007, $16,393; 2006, $1,252,595)	16,393	1,613,678
Equity securities - available for sale, at fair value	1,668,351	-
Short-term investments	1,540,848	1,306,498
Other invested assets (cost: 2007, $494,291; 2006, $466,232)	494,678	467,193
Cash	160,209	249,868

Total investments and cash	13,943,865	13,957,087
Accrued investment income	129,858	141,951
Premiums receivable	1,132,820	1,136,787
Reinsurance receivables	785,317	772,813
Funds held by reinsureds	284,412	284,809
Deferred acquisition costs	376,804	388,117
Prepaid reinsurance premiums	62,647	67,757
Deferred tax asset	204,476	220,047
Other assets	154,117	138,202

TOTAL ASSETS	$17,074,316	$17,107,570

LIABILITIES:
Reserve for losses and loss adjustment expenses	$8,731,418	$8,840,140
Future policy benefit reserve	97,602	100,962
Unearned premium reserve	1,591,317	1,612,250
Funds held under reinsurance treaties	72,271	70,982
Losses in the course of payment	55,700	55,290
Commission reserves	28,657	23,665
Other net payable to reinsurers	53,524	47,483
Current federal income taxes payable	59,158	43,002
8.75% Senior notes due 3/15/2010	199,590	199,560
5.4% Senior notes due 10/15/2014	249,661	249,652
Junior subordinated debt securities payable	546,393	546,393
Accrued interest on debt and borrowings	9,041	10,041
Other liabilities	183,101	200,463

Total liabilities	11,877,433	11,999,883

SHAREHOLDERS' EQUITY:
Preferred shares, par value: $0.01; 50 million shares authorized;
no shares issued and outstanding	-	-
Common shares, par value: $0.01; 200 million shares authorized;
(2007) 63.2 million and (2006) 65.0 million issued and outstanding	651	650
Additional paid-in capital	1,777,070	1,770,496
Accumulated other comprehensive income, net of deferred income taxes of
$61.2 million at 2007 and $175.0 million at 2006	94,546	348,543
Treasury shares, at cost; (2007) 1.9 million shares and (2006) 0.0 million shares	(181,041)	-
Retained earnings	3,505,657	2,987,998

Total shareholders' equity	5,196,883	5,107,687

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$17,074,316	$17,107,570

EVEREST RE GROUP, LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended March 31,
(Dollars in thousands)	2007	2006
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$297,582	$168,396
Adjustments to reconcile net income to net cash provided by
operating activities:
Decrease (increase) in premiums receivable	2,566	(14,626)
Decrease (increase) in funds held by reinsureds, net	1,075	(38,284)
(Increase) decrease in reinsurance receivables	(13,372)	47,540
Increase in deferred tax asset	19,068	(4,693)
Decrease in reserve for losses and loss adjustment expenses	(100,511)	(10,126)
Decrease in future policy benefit reserve	(3,360)	(5,098)
Decrease in unearned premiums	(20,032)	(1,584)
Increase in other assets and liabilities, net	13,990	23,035
Non-cash compensation expense	4,850	3,343
Amortization of bond premium	1,298	7,304
Amortization of underwriting discount on senior notes	39	36
Realized capital gains	(40,892)	(13,601)

Net cash provided by operating activities	162,301	161,642

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from fixed maturities matured/called - available for sale	311,917	166,441
Proceeds from fixed maturities sold - available for sale	34,486	104,077
Proceeds from equity securities - available for sale	290,606	27,649
Proceeds from other invested assets sold	21,811	5,562
Cost of fixed maturities acquired - available for sale	(99,869)	(763,683)
Cost of equity securities acquired	(321,517)	(116,111)
Cost of other invested assets acquired	(41,761)	(28,698)
Net (purchases) sales of short-term securities	(229,990)	462,807
Net (increase) decrease in unsettled securities transactions	(420)	23,178

Net cash used in investing activities	(34,737)	(118,778)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common shares issued during the period	1,725	15,759
Purchase of treasury stock	(181,041)	-
Dividends paid to shareholders	(30,738)	(7,787)

Net cash (used in) provided by financing activities	(210,054)	7,972

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(7,169)	8,253

Net (decrease) increase in cash	(89,659)	59,089
Cash, beginning of period	249,868	107,275

Cash, end of period	$160,209	$166,364

SUPPLEMENTAL CASH FLOW INFORMATION
Cash transactions:
Income taxes paid (recovered)	$25,284	$(51,318)
Interest paid	$18,189	$18,308